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Exhibit 99.1


             GATEFIELD CORPORATION ANNOUNCES DIRECTOR RESIGNATION OF

            MICHAEL J. KUCHA AND APPOINTMENT OF JONATHAN S. HUBERMAN

FREMONT, CALIF., U.S.A. - JANUARY 4, 2000 -- GateField-TM- Corporation (OTCBB:GATE) (the "Company") announced today that Jonathan S. Huberman has been appointed to the GateField Board of Director's, replacing Michael J. Kucha as Idanta Partners' Board member. Mr. Kucha has resigned from GateField's Board of Directors effective December 31, 1999. Mr. Huberman is a partner of Idanta Partners, Ltd. ("Idanta") and a former director of the Company. Mr. Kucha has been a member of the Company's Board since July of 1998.

     In his letter of resignation, Mr. Kucha stated: "I am leaving Idanta Partners to join with a former partner of mine in the formation of a new venture capital investment company. To avoid any time conflicts that are likely to arise, I believe it best that I resign from the GateField board of directors."

     Dr. Timothy Saxe, President and CEO, stated, "We are sorry to see Mr. Kucha leave as our Chairman and we thank him for the many excellent contributions he has made to get our Company to this point in time. Idanta has been very supportive and insightful; we look forward to their continued assistance."

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new product introductions and technological changes, the Company's dependence upon third party suppliers, intellectual property rights and other risks detailed from time-to-time in the Company's periodic reports filed with the Securities and Exchange Commission.

GATEFIELD CORPORATION (OTCBB:GATE) developed the revolutionary, patented flash-based field programmable gate array technology and architecture upon which its ProASIC family of high gate count, non-volatile reprogrammable products are built. The company is located at 47436 Fremont Blvd., Fremont, CA 94538-6503. The company can be reached by phone at 800-818-5052 or 510-623-4400, or on the Internet at http://www.gatefield.com.